EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                  (unaudited)

                           (In millions except ratio)


                                                                Three Months
                                                                   Ended
                                                                  April 2,
                                                                    1994



Fixed charges:

  Interest expense (1)                                            $ 158

  Estimated interest portion of rents                                11



    Total fixed charges                                           $ 169






Income:

  Income before income taxes                                      $ 169

  Elimination of  minority interest  in pretax  income  of           (7)
Paul Revere

  Fixed charges                                                     169



    Adjusted income                                               $ 331






Ratio of income to fixed charges                                   1.96





(1) Includes interest unrelated to borrowings of $10 million (primarily interest accretion).